Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
MInneapolis, MN 55416
763 545 1730 Tel
763 656 5400 Fax

News Release
Pentair Reports First Quarter Sales Growth of 12 Percent
and EPS of $0.51, Up 46 Percent
•	First quarter sales increased 12 percent to $790 million

•	EPS increased 46 percent to $0.51; Adjusted EPS of $0.52 excludes acquisition costs

•	Operating margins expanded more than 200 basis points in both Water and Technical Products

•	Full Year EPS outlook raised
All financial information and period-to-period references are on a continuing operations basis unless otherwise noted. Reconciliations of GAAP to Non-GAAP are in the attached financial tables.
MINNEAPOLIS, Minn. — April 26, 2011 — Pentair, Inc. (NYSE: PNR) today announced first quarter 2011 sales of $790 million, an increase of 12 percent from the prior year quarter. Sales growth was broad-based across its two segments, Water and Technical Products, with double-digit increases in the U.S., Europe and fast growth markets. Earnings per diluted share from continuing operations (EPS) for the first quarter were $0.51, an increase of 46 percent as compared to the $0.35 of EPS in the first quarter last year. When adjusted to exclude acquisition related costs, first quarter 2011 EPS was $0.52, an increase of 49 percent as compared to the same period in the prior year.
“The first quarter was a great start to the year, with 12 percent organic revenue growth, meaningful margin expansion and excellent earnings growth. Our investments are yielding positive results, particularly evident in our geographic expansion, strong innovation and productivity gains,” said Randall J. Hogan, Pentair chairman and chief executive officer. “Strong demand in the industrial end markets continued, along with rapid growth in fast growth markets, led by China where sales were up 26 percent. While the U.S. residential end market continues its modest recovery, demand for our energy-efficient and sustainable product offerings remains solid,” added Hogan.
The company delivered first quarter operating income of $86 million, up 35 percent from the prior year quarter, or up 38 percent to $88 million, when adjusted to exclude acquisition related costs. Overall, operating margins for the first quarter increased 190 basis points to 10.9 percent when compared to first quarter 2010 operating margins. Adjusted to exclude acquisition related costs, first quarter operating margins increased 210 basis points to 11.1 percent, as the impact from higher sales volume, pricing and productivity gains more than offset cost increases for raw materials and labor.
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The company said it expects to achieve free cash flow of greater than $240 million for the full year 2011, driven by improvements in working capital and earnings growth. Total company free cash flow was a usage of $61 million in the first quarter 2011 reflecting normal seasonality.
First Quarter Business Highlights
Water sales grew 8 percent year-over-year to $515 million, including a one-percentage point favorable impact from foreign currency exchange. Within Water, U.S. sales grew 5 percent, led by growth in pool equipment and foodservice filtration products and systems, while Western European sales increased double digits. In fast growth regions, Water sales grew 12 percent led by strength in Southeast Asia and India. Within the five Water global businesses, the first quarter sales performances were as follows:
•	Residential Flow sales were up 6 percent versus the prior year quarter, as continued growth in the agricultural business and strong European pump sales helped offset the impact of a difficult comparison in U.S. de-watering products related to heavier than normal floods in the prior year quarter.

•	Residential Filtration sales were up 3 percent as the growth from continued geographic expansion and new products was partially offset by softness in the U.S. market.

•	Pool sales were up 15 percent driven by continued dealer expansion and solid demand for energy efficient pool products.

•	Engineered Flow sales were up 4 percent as growth in commercial and industrial pumps helped offset modestly lower U.S. municipal sales.

•	Filtration Solutions sales were up 10 percent, with broad-based strength across all end markets served, including foodservice, energy, industrial and desalination.
Water’s first quarter reported operating income totaled $57 million, up 34 percent as compared to $42 million in the same period last year. In the first quarter 2011, operating margins increased by 220 basis points to 11.0 percent when compared to 8.8 percent the prior year quarter. The benefits from higher volume, pricing and productivity improvements more than offset the negative impact from inflation and continued investments in growth.
Technical Products delivered first quarter 2011 sales of $275 million, an increase of 20 percent versus the prior year quarter.
•	Strong global demand continued, with double-digit growth across the industrial, energy, and general electronics end markets.

•	Sales in the U.S. increased over 15 percent year-over-year. Fast growth regions were up 40 percent, led by China where sales were up nearly 70 percent.
Technical Products’ first quarter reported operating income totaled $48 million, up 45 percent compared to $33 million in the same quarter last year. First quarter 2011 operating margins increased to a record 17.5 percent, an increase of 300 basis points when compared to the prior year quarter. Strong volume leverage, along with pricing and productivity gains, more than offset the negative impact from inflation and continued growth investments.
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Outlook
Excluding any impact related to the Clean Process Technologies (CPT) acquisition, the company raised its full year 2011 adjusted EPS guidance range to $2.30 to $2.42, reflecting the strong first quarter performance. This represents an increase of 15 to 21 percent compared to 2010 EPS. The company now expects full year 2011 sales to grow in the 6 to 8 percent range to approximately $3.2 billion. Pentair also introduced second quarter 2011 EPS guidance of $0.68 to $0.72, an increase of 11 to 18 percent compared to second quarter 2010 earnings, on expected high-single-digit revenue growth. Both the full year and second quarter outlook do not include any impact from the recently announced agreement to acquire Norit’s CPT business.
The CPT acquisition is expected to close in the second quarter of 2011, subject to the satisfaction of customary conditions and regulatory approvals. As previously announced, the transaction is expected to be dilutive to 2011 EPS by approximately $0.15, pending final purchase accounting valuations and analysis. After adjusting to exclude customer contracts and inventory step-ups of approximately $0.12 and customary transaction costs of approximately $0.06, of which $0.01 was recorded in the first quarter 2011, the acquisition is expected to be about $0.03 accretive to 2011 adjusted EPS, and add roughly $230 million to 2011 sales.
“Our updated guidance reflects our strong first quarter performance. We believe that we are well positioned for sustained, profitable growth through the year. We expect positive trends to continue in many of our end markets and margin expansion, as pricing and productivity more than offset inflation,” said Hogan. “Of course, we are excited about our recently announced agreement to acquire Norit’s Clean Process Technologies business, a global leader in innovative membrane technology and ultrafiltration and recent winner of the ‘Water Technology Company of the Year’ award,” added Hogan.
Earnings Conference Call
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the company’s performance and first quarter 2011 results and 2011 outlook on a two-way conference call with investors and a live audio webcast at 11 a.m. Eastern today. Reconciliation of non-GAAP financial measures are set forth in the attachments to this first quarter 2011 earnings release and the first quarter 2011 earnings conference call presentation, both of which can be found at Pentair’s web site (www.pentair.com). Related financial charts and certain other information to be discussed on the conference call will be available on the company’s website shortly before the conference call. The webcast and presentation will be archived at the same site following the conclusion of the conference call.
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Caution concerning forward-looking statements
Any statements made about the company’s and CPT’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as our ability to close the CPT acquisition on anticipated terms and schedule, including the ability to obtain regulatory approval of the acquisition; our ability to integrate the CPT acquisition successfully; increased risks associated with operating foreign businesses; the magnitude, timing and scope of recovery from the global economic downturn; the strength of housing and related markets; foreign currency effects; material inflation outpacing our productivity and pricing actions; retail, commercial and industrial demand; product introductions; pricing and other competitive pressures; and the company’s ability to achieve its long-term strategic operating goals, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a global diversified industrial company headquartered in Minneapolis, Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that protect sensitive electronics and the people that use them. With 2010 revenues of $3.0 billion, Pentair employs over 14,000 people worldwide.
Pentair Contacts:
Sara Zawoyski
Vice President, Investor Relations
Tel.: (763) 656-5575
E-mail: sara.zawoyski@pentair.com

Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three months ended
	April 2,	April 3,
In thousands, except per-share data	2011	2010

Net sales	$790,273	$707,013
Cost of goods sold	541,214	493,311

Gross profit	249,059	213,702
% of net sales	31.5%	30.2%
Selling, general and administrative	144,760	132,890
% of net sales	18.3%	18.8%
Research and development	18,122	17,211
% of net sales	2.3%	2.4%

Operating income	86,177	63,601
% of net sales	10.9%	9.0%

Other (income) expense:

Equity income of unconsolidated subsidiaries	(235)	(84)
Net interest expense	9,325	9,527
% of net sales	1.2%	1.3%

Income from continuing operations before income taxes and noncontrolling interest	77,087	54,158
Provision for income taxes	25,053	18,129
effective tax rate	32.5%	33.5%

Income from continuing operations	52,034	36,029
Gain on disposal of discontinued operations, net of tax	—	524

Net income before noncontrolling interest	52,034	36,553
Noncontrolling interest	1,493	1,232

Net income attributable to Pentair, Inc.	$50,541	$35,321

Net income from continuing operations attributable to Pentair, Inc.	$50,541	$34,797

Earnings per common share attributable to Pentair, Inc.
Basic
Continuing operations	$0.52	$0.35
Discontinued operations	—	0.01

Basic earnings per common share	$0.52	$0.36

Diluted
Continuing operations	$0.51	$0.35
Discontinued operations	—	0.01

Diluted earnings per common share	$0.51	$0.36

Weighted average common shares outstanding
Basic	98,098	98,030
Diluted	99,670	99,568

Cash dividends declared per common share	$0.20	$0.19

Pentair, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	April 2,	December 31,	April 3,
In thousands	2011	2010	2010

Assets
Current assets
Cash and cash equivalents	$57,134	$46,056	$46,783
Accounts and notes receivable, net	625,856	516,905	550,830
Inventories	411,767	405,356	363,667
Deferred tax assets	56,370	56,349	49,665
Prepaid expenses and other current assets	57,950	44,631	43,580

Total current assets	1,209,077	1,069,297	1,054,525

Property, plant and equipment, net	338,610	329,435	330,201

Other assets
Goodwill	2,097,428	2,066,044	2,067,836
Intangibles, net	461,244	453,570	472,398
Other	56,328	55,187	56,224

Total other assets	2,615,000	2,574,801	2,596,458

Total assets	$4,162,687	$3,973,533	$3,981,184

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$6,093	$4,933	$3,731
Current maturities of long-term debt	13	18	51
Accounts payable	256,492	262,357	229,502
Employee compensation and benefits	84,043	107,995	77,496
Current pension and post-retirement benefits	8,733	8,733	8,948
Accrued product claims and warranties	43,418	42,295	37,803
Income taxes	20,492	5,964	8,571
Accrued rebates and sales incentives	29,546	33,559	24,653
Other current liabilities	97,531	80,942	86,763

Total current liabilities	546,361	546,796	477,518

Other liabilities
Long-term debt	802,321	702,521	862,351
Pension and other retirement compensation	216,592	209,859	231,733
Post-retirement medical and other benefits	29,459	30,325	30,630
Long-term income taxes payable	23,548	23,507	25,720
Deferred tax liabilities	175,877	169,198	145,777
Other non-current liabilities	86,085	86,295	95,399

Total liabilities	1,880,243	1,768,501	1,869,128

Shareholders’ equity	2,282,444	2,205,032	2,112,056

Total liabilities and shareholders’ equity	$4,162,687	$3,973,533	$3,981,184

Days sales in accounts receivable (13 month moving average)	61	60	61
Days inventory on hand (13 month moving average)	82	82	86
Days in accounts payable (13 month moving average)	71	71	66

Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
	April 2,	April 3,
In thousands	2011	2010

Operating activities
Net income before noncontrolling interest	$52,034	$36,553
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Gain on disposal of discontinued operations	—	(524)
Equity income of unconsolidated subsidiaries	(235)	(84)
Depreciation	15,224	14,564
Amortization	6,401	6,746
Deferred income taxes	3,845	1,617
Stock compensation	5,725	6,802
Excess tax benefits from stock-based compensation	(557)	(980)
Loss (gain) on sale of assets	7	(147)
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(101,505)	(99,054)
Inventories	(708)	(5,525)
Prepaid expenses and other current assets	(8,946)	2,826
Accounts payable	(11,992)	22,479
Employee compensation and benefits	(28,759)	1,694
Accrued product claims and warranties	883	3,647
Income taxes	14,506	3,446
Other current liabilities	8,248	(1,584)
Pension and post-retirement benefits	1,619	(426)
Other assets and liabilities	(3,970)	(2,363)

Net cash provided by (used for) operating activities	(48,180)	(10,313)

Investing activities
Capital expenditures	(13,268)	(12,059)
Proceeds from sale of property and equipment	42	127
Acquisitions, net of cash acquired	(14,856)	—
Other	58	292

Net cash provided by (used for) investing activities	(28,024)	(11,640)

Financing activities
Net short-term borrowings	1,160	1,526
Proceeds from long-term debt	249,366	200,000
Repayment of long-term debt	(150,000)	(141,025)
Excess tax benefits from stock-based compensation	557	980
Stock issued to employees, net of shares withheld	(37)	(1,938)
Repurchases of common stock	(287)	—
Dividends paid	(19,844)	(18,837)

Net cash provided by (used for) financing activities	80,915	40,706
Effect of exchange rate changes on cash and cash equivalents	6,367	(5,366)

Change in cash and cash equivalents	11,078	13,387
Cash and cash equivalents, beginning of period	46,056	33,396

Cash and cash equivalents, end of period	$57,134	$46,783

Free cash flow

Net cash provided by (used for) operating activities	$(48,180)	$(10,313)
Capital expenditures	(13,268)	(12,059)
Proceeds from sale of property and equipment	42	127
—
Free cash flow	$(61,406)	$(22,245)

Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment (Unaudited)

	First Qtr	First Qtr
In thousands	2011	2010

Net sales to external customers
Water Group	$515,368	$478,038
Technical Products Group	274,905	228,975

Consolidated	$790,273	$707,013

Intersegment sales
Water Group	$455	$517
Technical Products Group	999	703
Other	(1,454)	(1,220)

Consolidated	$—	$—

Operating income (loss)
Water Group	$56,528	$42,138
Technical Products Group	48,087	33,098
Other	(18,438)	(11,635)

Consolidated	$86,177	$63,601

Operating income as a percent of net sales
Water	11.0%	8.8%
Technical Products	17.5%	14.5%
Consolidated	10.9%	9.0%

Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2011 to the “Adjusted” non-GAAP excluding the effect of 2011 adjustments (Unaudited)

	First Quarter	Year
In thousands, except per-share data	2011	2011

Net sales	$790,273	approx $3.2B

Operating income — as reported	86,177	approx 383-403M
% of net sales	10.9%	12%+
Adjustments:
Purchase accounting and deal related costs	1,906	approx 2M

Operating income — as adjusted	88,083	approx 385-405M
% of net sales	11.1%	12%+

Net income from continuing operations attributable to Pentair, Inc. — as reported	50,541	approx 229-241M
Adjustments — tax affected
Purchase accounting and deal related costs	1,287	approx 1.25M

Net income from continuing operations attributable to Pentair, Inc. — as adjusted	51,828	approx 230-242M

Continuing earnings per common share attributable to Pentair, Inc. - diluted
Diluted earnings per common share — as reported	$0.51	$2.29-$2.41
Adjustments	0.01	0.01

Diluted earnings per common share — as adjusted	$0.52	$2.30-$2.42

Weighted average common shares outstanding — Diluted	99,670	approx 100,000